Exhibit 99.1

FOR IMMEDIATE RELEASE

ETHOS ENVIRONMENTAL, INC. INKS MERGER AGREEMENT WITH NETWORK MARKETING STALWART AL GLOBAL CORPORATION DBA YOUNGEVITY

November 23, 2009

San Diego, CA

Ethos Environmental, Inc. (OTC - BB:ETEV), a leading manufacturer and distributor of a unique line of proprietary eco-efficient fuel reformulating products that provide fuel efficiency and lower harmful emissions for both commercial and individual vehicles, is pleased to announce the signing of a definitive merger agreement with AL Global Corporation d/b/a Youngevity Essential Life Sciences. The pending merger is expected to close in the first quarter of 2010.

Youngevity is an international direct marketing company that has been supplying hundreds of thousands of satisfied consumers and resellers with innovative products since 1997, grossing over $250 million in sales since inception. With this profitable union, not only will we provide a solution to a growing demand for products that provide a healthy lifestyle but also present an environmentally responsible choice.

Notwithstanding the pending merger, and as part of the effort to integrate Ethos and Youngevity, effective immediately, Stephan R. Wallach has been appointed CEO of Ethos Environmental, Inc., and Dr. Joel D. Wallach becomes Chairman of the Board. Concurrently, Corey P. Schlossmann has resigned as CEO, and Howard Landa has resigned as a Director. Mr. Schlossmann will continue as a Director.

Some of the more notable terms of the merger are set forth below:

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Youngevity shareholders will receive 60% of the post-transaction entity.

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Restructuring of all Ethos shareholder debt into equity.

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The transaction remains subject to the satisfaction of customary closing, including regulatory approval as necessary.

“We have been searching for just the right opportunity to move into the environmentally-consciousness space,” stated incoming Chairman of the Board, Dr. Joel Wallach, the founder of Youngevity. “I like that Ethos has been dedicated to making a positive impact on the environment with the same passion that Youngevity brings to the healthy-lifestyle market. We look forward to rallying around this product and its cause.”

“This merger will provide substantive exposure to our products and represents a major step forward for Ethos,” said Corey P. Schlossmann, outgoing CEO of Ethos, who will continue as a board member. “We believe that by merging Ethos with Youngevity, a respected direct selling distribution company capable of folding our scientifically-proven product line into their extensive domestic and international distributor base, we have taken an important step in increasing value for our shareholders. I am elated with this merger and look forward to supporting incoming CEO Stephan R. Wallach and his team as they help Ethos further meet its potential.”

Speaking about the benefit for Youngevity, incoming CEO Wallach, an avid car enthusiast states, “Our distributors have been clamoring for a breakthrough eco-friendly product like EthosFR+ and EthosFR Oil Treatment. Youngevity benefits by becoming a public company through this merger, making this by far the most significant acquisition our company has made to date. In addition, it will further provide the type of financial audience we have been looking for to support our unique industry niche and assist our company in meeting its vast potential.”

For additional video commentary from CEO Stephan R. Wallach, visit SNN Wire.

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About Youngevity

Youngevity® Essential Life Sciences is a nutritional company dedicated to improving lifestyles by promoting vibrant health and flourishing economics. It is the company’s mission to deliver the finest array of technologically advanced essential and beneficial nutritional products available. Originally founded in 1997 by Dr. Joel Wallach and Dr. Ma Lan as AL Global, Inc. the company adopted the name Youngevity® in 2006. Youngevity is the only network marketing company to have an authorized FDA Health Claim. Dr. Wallach's research has resulted in the publication of more than 70 peer reviewed and referenced journal articles in the fields of nutrition and pharmaceutical research, and he has made major contributions to numerous multi-authored text and reference books on these subjects. The company is based in San Diego, California and more information on the company can be found at www.youngevity.com.

About Ethos Environmental, Inc.

Ethos Environmental, Inc. (OTC.BB:ETEV), a San Diego-based corporation, has developed and manufactured award-winning fuel based eco-friendly solutions that have been incorporated into a family of products that help all combustion engines meet environmental regulations and achieve greater engine efficiency. For more information about Ethos Environmental, Inc., visit www.ethosfr.com.

Forward-Looking Statements

Except for statements of historical fact, this news release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, expectations, beliefs, plans and objectives regarding future activities. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Ethos Environmental to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop future assets, the ability to fund operations and changes in consumer and business habits and other factors over which Ethos Environmental, Inc., or any affiliates, has little or no control.

Contacts

Corporate Contact:

Thomas W. Maher, CFO

Ethos Environmental, Inc.

Tel: 619-575-6800

tom@ethosfr.com

www.ethosfr.com

Press Contact:

Investor Contact:

Financial Insights

2082 SE Bristol, Suite 209

Newport Beach, CA 92660

888-572-7934

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